Exhibit 99.1

100 Enterprise Dr.

Rockaway, NJ 07866

SUSSEX BANCORP REPORTS 62% EPS GROWTH FOR FIRST QUARTER 2016

ROCKAWAY, NEW JERSEY – April 26, 2016 – Sussex Bancorp (the “Company”) (Nasdaq: SBBX), the holding company for Sussex Bank (the “Bank”), today announced a 61.9% increase in net income per diluted common share to $0.34 for the quarter ended March 31, 2016 as compared to $0.21 for the same period last year. For the quarter ended March 31, 2016, the Company reported net income of $1.6 million as compared to net income of $952 thousand for the same period last year. The improvement for the first quarter of 2016 as compared to the same period last year was driven by a 17.6% increase in net interest income as a result of strong growth in average loans and deposits, which increased $89.0 million, or 18.9%, and $86.2 million, or 18.5%, respectively, and a $435 thousand, or 108.9%, increase in income before taxes from our insurance agency, Tri-State Insurance Agency. For the first quarter of the 2016, return on average assets and equity were 0.90% and 11.4%, respectively, as compared to the same period last year of 0.64% and 7.3%, respectively.

“I am excited to report yet another quarter of exceptional financial performance for Sussex Bancorp.  Each of our principal business lines produced outstanding results, due in large part to the meaningful synergies that exist between them.   In the first quarter our commercial loans and total deposits grew at an annualized rate of 33% and 44%, respectively, while our insurance subsidiary increased its pretax earnings 109%.   This growth along with a stable net interest margin is having a positive effect on our operating leverage, which boosted our return on average assets to a strong 0.90%.  Of note is that our growth continues to be organically generated and our production pipelines remain very robust,” said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank.

“In March 2016, we opened another banking center, utilizing our new banking model that includes more technology, a smaller footprint and a new approach to staffing.  Roughly two months after its grand opening, the Oradell, NJ banking center has approximately $36 million in deposits with a cost of deposits of 0.56%, exceeding our expectations.  The efficiency and productivity of our new banking center model is very promising and it continues to demonstrate that we can reach break-even and produce positive operating leverage sooner than anticipated,” stated Mr. Labozzetta.

Financial Performance

Net Income. For the quarter ended March 31, 2016, the Company reported net income of $1.6 million, or $0.34 per basic and diluted share, as compared to net income of $952 thousand, or $0.21 per basic and diluted share, for the same period last year. The increase in net income for the quarter ended March 31, 2016 was driven by a $839 thousand, or 17.1%, increase in net interest income on a fully tax equivalent basis resulting from strong loan and deposit growth and a 108.9% increase in income before income taxes from Tri-State Insurance Agency as compared to the same quarter last year. The aforementioned were partially offset by an increase in non-interest expenses largely due to our growth and expansion into new markets.

Income before income taxes increased $1.0 million or 76.9% to $2.3 million for the quarter ended March 31, 2016 as compared to $1.3 million for the same period last year. Tri-State Insurance Agency’s contribution to the Company’s income before income taxes for the quarter ended March 31, 2016 increased $435 thousand or 108.9% to $834 thousand as compared to $399 thousand for the same period last year. The increase in Tri-State Insurance Agency’s contribution to the Company’s income before income taxes was mostly due to an increase in contingency fee income for the quarter ended March 31, 2016 of $405 thousand or 127.7% as compared to the same period last year. The Company’s income before income taxes, excluding Tri-State Insurance Agency, increased $586 thousand or 63.1% to $1.5 million for the quarter ended March 31, 2016 as compared to the same period last year.

Net Interest Income. Net interest income on a fully tax equivalent basis increased $839 thousand, or 17.1%, to $5.7 million for the first quarter of 2016, as compared to $4.9 million for the same period in 2015. The increase in net interest income was largely due to a $105.0 million, or 18.6%, increase in average interest earning assets, principally loans receivable, which increased $89.0 million, or 18.9%. The improvement in net interest income was partly offset by a decline in the net interest margin of 7 basis points to 3.46% for the first quarter of 2016 as compared to the same period in 2015. The decline in the net interest margin was mostly attributed to an 8 basis point increase in the average rate on interest bearing deposits, which was primarily driven by market competition and the Company’s strategy to use longer term wholesale deposit funding to manage interest rate risk. Included in the net interest margin decrease is a 4 basis point decline in the average rate earned on loans, which is mostly due to loan growth and loan repricing in a low rate environment.

Provision for Loan Losses. Provision for loan losses decreased $94 thousand, or 30.8%, to $211 thousand for the first quarter of 2016, as compared to $305 thousand for the same period in 2015.

Non-interest Income. Non-interest income increased $623 thousand, or 32.8%, to $2.5 million for the first quarter of 2016, as compared to the same period last year. The increase was primarily due to higher insurance commissions and fees, which increased $566 thousand, or 49.0%, for the first quarter of 2016 as compared to the same period in 2015. The growth in Tri-State Insurance Agency’s commissions and fees was principally due to an increase in contingency fee income of $405 thousand or 127.7% for the quarter ended March 31, 2016 as compared to the same period last year.

Non-interest Expense. The Company’s non-interest expenses increased $540 thousand, or 10.7%, to $5.6 million for the first quarter of 2016, as compared to the same period last year. The increase for the first quarter of 2016, as compared to the same period in 2015, was largely due to increases in salaries and employee benefits of $573 thousand and in data processing expenses of $195 thousand, which were partially offset by decreases in director fees and expenses and write-downs related to foreclosed real estate of $107 thousand and $89 thousand, respectively. The increase in salaries and employee benefits expense was partially due to an increase in personnel to support our growth initiative in new markets, including the opening of our Oradell branch in the first quarter of 2016.

Financial Condition

At March 31, 2016, the Company’s total assets were $716.8 million, an increase of $32.3 million, or 4.7%, as compared to total assets of $684.5 million at December 31, 2015. The increase in total assets was largely driven by growth in loans receivable of $36.6 million, or 6.7%, which was partially offset by a decline in the securities portfolio of $7.3 million, or 7.2%.

Total loans receivable, net of unearned income, increased $36.6 million, or 6.7%, to $580.1 million at March 31, 2016, as compared to $543.4 million at December 31, 2015. During the three months ended March 31, 2016, the Company had $50.6 million in commercial loan production, which was partly offset by $2.4 million in commercial loan payoffs.

The Company’s total deposits increased $57.4 million, or 11.1%, to $575.3 million at March 31, 2016, from $517.9 million at December 31, 2015. The growth in deposits was due to increases in both interest bearing deposits of $35.5 million, or 8.2%, and non-interest bearing deposits of $21.9 million, or 25.2%, at March 31, 2016, as compared to December 31, 2015. The increase was partially offset by a $28.2 million, or 29.5%, decrease in borrowings to $67.4 million at March 31, 2016 from $95.7 million at December 31, 2015. Included in the aforementioned deposit total is $35.9 million in deposit balances with a cost of 0.56% attributed to our newest branch in Oradell, New Jersey, which opened in the beginning of March 2016. Also, included is $51.8 million in deposit balances with a cost of 0.47% attributed to our branch in Astoria, New York, which opened in Mid-March of 2015.

At March 31, 2016, the Company’s total stockholders’ equity was $55.7 million, an increase of $1.7 million when compared to December 31, 2015. The increase was largely due to net income for the quarter ended March 31, 2016. At March 31, 2016, the leverage, Tier I risk-based capital, total risk-based capital and common equity Tier I capital ratios for the Bank were 9.18%, 11.29%, 12.31% and 11.29%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The ratio of NPAs, which include non-accrual loans, loans 90 days past due and still accruing, troubled debt restructured loans currently performing in accordance with renegotiated terms and foreclosed real estate, to total assets improved to 1.39% at March 31, 2016 from 1.49% at December 31, 2015. NPAs decreased $270 thousand, or 2.6%, to $9.9 million at March 31, 2016, as compared to $10.2 million at December 31, 2015. Non-accrual loans increased $41 thousand, or 0.80%, to $5.4 million at March 31, 2016, as compared to $5.3 million at December 31, 2015. The top five non-accrual loan relationships total $3.4 million, which equates to 63.1% of total non-accrual loans and 33.9% of total NPAs at March 31, 2016. The remaining non-accrual loans at March 31, 2016 have an average loan balance of $94 thousand. Loans past due 30 to 89 days increased $2.0 million, or 71.5%, to approximately $4.8 million at March 31, 2016, as compared to $2.8 million at December 31, 2015. The increase was largely due to four loans. Loans that make up approximately half of the balance increase have made payments to bring their status current in April.

The Company continues to actively market its foreclosed real estate properties, which decreased $26 thousand to $3.3 million at March 31, 2016, as compared to $3.4 million at December 31, 2015. At March 31, 2016, the Company’s foreclosed real estate properties had an average carrying value of approximately $303 thousand per property.

The allowance for loan losses increased by $222 thousand, or 4.0%, to $5.8 million, or 1.00% of total loans, at March 31, 2016, compared to $5.6 million, or 1.03% of total loans, at December 31, 2015. The Company recorded $211 thousand in provision for loan losses for the quarter ended March 31, 2016. Additionally, the Company recorded net recoveries of $11 thousand for the quarter ended March 31, 2016, as compared to $183 thousand in net charge-offs for the quarter ended March 31, 2015. The allowance for loan losses as a percentage of non-accrual loans increased to 108.6% at March 31, 2016 from 105.2% at December 31, 2015.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its regional offices and corporate centers in Wantage and Rockaway, New Jersey, its twelve branch offices located in Andover, Augusta, Franklin, Hackettstown, Newton, Montague, Sparta, Vernon, Oradell and Wantage, New Jersey, and Port Jervis and Astoria, New York, and a loan production office in Oradell, New Jersey, and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Oradell, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project" or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee-based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO

Steven Fusco, SEVP/CFO

844-256-7328

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				3/31/2016 VS.
	3/31/2016	12/31/2015	3/31/2015	3/31/2015	12/31/2015
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$93,339	$100,610	$91,064	2.5%	(7.2)%
Total loans	580,051	543,423	473,303	22.6%	6.7%
Allowance for loan losses	(5,812)	(5,590)	(5,763)	0.9%	4.0%
Total assets	716,772	684,503	604,251	18.6%	4.7%
Total deposits	575,300	517,856	473,512	21.5%	11.1%
Total borrowings and junior subordinated debt	80,317	108,537	74,087	8.4%	(26.0)%
Total shareholders' equity	55,682	53,941	51,969	7.1%	3.2%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$5,745	$5,414	$4,906	17.1%	6.1%
Provision for loan losses	211	130	305	(30.8)%	62.3%
Total other income	2,524	1,396	1,901	32.8%	80.8%
Total other expenses	5,610	5,198	5,070	10.7%	7.9%
Income before provision for income taxes (tax equivalent)	2,448	1,482	1,432	70.9%	65.2%
Provision for income taxes	775	450	376	106.1%	72.2%
Taxable equivalent adjustment (a)	99	119	104	(4.8)%	(16.8)%
Net income	$1,574	$913	$952	65.3%	72.4%

Net income per common share - Basic	$0.34	$0.20	$0.21	61.9%	70.0%
Net income per common share - Diluted	$0.34	$0.20	$0.21	61.9%	70.0%

Return on average assets	0.90%	0.55%	0.64%	41.2%	63.4%
Return on average equity	11.38%	6.79%	7.31%	55.7%	67.7%
Efficiency ratio (b)	68.67%	77.69%	75.64%	(9.2)%	(11.6)%
Net interest margin (tax equivalent)	3.46%	3.39%	3.53%	(2.0)%	2.1%
Avg. interest earning assets/Avg. interest bearing liabilities	1.23	1.24	1.19	3.0%	(0.8)%

SHARE INFORMATION:
Book value per common share	$11.91	$11.61	$11.13	7.0%	2.6%
Outstanding shares- period ending	4,675,976	4,646,238	4,669,597	0.1%	0.6%
Average diluted shares outstanding (year to date)	4,606,426	4,591,822	4,602,910	0.1%	0.3%

CAPITAL RATIOS:
Total equity to total assets	7.77%	7.88%	8.60%	(9.7)%	(1.4)%
Leverage ratio (c)	9.18%	9.45%	9.97%	(7.9)%	(2.9)%
Tier 1 risk-based capital ratio (c)	11.29%	11.74%	12.67%	(10.9)%	(3.8)%
Total risk-based capital ratio (c)	12.31%	12.79%	13.90%	(11.4)%	(3.8)%
Common equity Tier 1 capital ratio (c)	11.29%	11.74%	12.67%	(10.9)%	(3.8)%

ASSET QUALITY:
Non-accrual loans	$5,353	$5,312	$6,632	(19.3)%	0.8%
Loans 90 days past due and still accruing	-	-	1	-%	-%
Troubled debt restructured loans ("TDRs") (d)	1,268	1,553	1,580	(19.7)%	(18.4)%
Foreclosed real estate	3,328	3,354	2,852	16.7%	(0.8)%
Non-performing assets ("NPAs")	$9,949	$10,219	$11,065	(10.1)%	(2.6)%

Foreclosed real estate, criticized and classified assets	$20,433	$20,778	$19,762	3.4%	(1.7)%
Loans past due 30 to 89 days	$4,841	$2,823	$4,178	15.9%	71.5%
Charge-offs, net (quarterly)	$(11)	$181	$183	(106.0)%	(106.1)%
Charge-offs, net as a % of average loans (annualized)	(0.01)%	0.14%	0.16%	(105.1)%	(105.7)%
Non-accrual loans to total loans	0.92%	0.98%	1.40%	(34.1)%	(5.6)%
NPAs to total assets	1.39%	1.49%	1.83%	(24.2)%	(7.0)%
NPAs excluding TDR loans (d) to total assets	1.21%	1.27%	1.57%	(22.8)%	(4.3)%
Non-accrual loans to total assets	0.75%	0.78%	1.10%	(32.0)%	(3.8)%
Allowance for loan losses as a % of non-accrual loans	108.57%	105.23%	86.90%	24.9%	3.2%
Allowance for loan losses to total loans	1.00%	1.03%	1.22%	(17.7)%	(2.6)%

(a)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(b)	Efficiency ratio calculated non-interest expense divided by net interest income plus non-interest income
(c)	Sussex Bank capital ratios
(d)	Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

ASSETS	March 31, 2016	December 31, 2015

Cash and due from banks	$3,060	$2,914
Interest-bearing deposits with other banks	5,979	3,206
Cash and cash equivalents	9,039	6,120

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	86,523	93,776
Securities held to maturity	6,816	6,834
Federal Home Loan Bank Stock, at cost	3,839	5,165

Loans receivable, net of unearned income	580,051	543,423
Less: allowance for loan losses	5,812	5,590
Net loans receivable	574,239	537,833

Foreclosed real estate	3,328	3,354
Premises and equipment, net	9,126	8,879
Accrued interest receivable	2,257	1,764
Goodwill	2,820	2,820
Bank-owned life insurance	12,600	12,524
Other assets	6,085	5,334

Total Assets	$716,772	$684,503

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$109,152	$87,209
Interest bearing	466,148	430,647
Total Deposits	575,300	517,856

Borrowings	67,430	95,650
Accrued interest payable and other liabilities	5,473	4,169
Junior subordinated debentures	12,887	12,887

Total Liabilities	661,090	630,562

Total Stockholders' Equity	55,682	53,941

Total Liabilities and Stockholders' Equity	$716,772	$684,503

SUSSEX BANCORP

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollars In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
INTEREST INCOME
Loans receivable, including fees	$6,145	$5,172
Securities:
Taxable	376	267
Tax-exempt	201	208
Interest bearing deposits	4	4
Total Interest Income	6,726	5,651

INTEREST EXPENSE
Deposits	575	416
Borrowings	437	380
Junior subordinated debentures	68	53
Total Interest Expense	1,080	849

Net Interest Income	5,646	4,802
PROVISION FOR LOAN LOSSES	211	305
Net Interest Income after Provision for Loan Losses	5,435	4,497

OTHER INCOME
Service fees on deposit accounts	225	213
ATM and debit card fees	187	174
Bank owned life insurance	77	78
Insurance commissions and fees	1,721	1,155
Investment brokerage fees	27	22
Gain on securities transactions	167	168
(Loss) on disposal of fixed assets	(13)	-
Other	133	91
Total Other Income	2,524	1,901

OTHER EXPENSES
Salaries and employee benefits	3,353	2,780
Occupancy, net	424	477
Data processing	549	354
Furniture and equipment	233	210
Advertising and promotion	105	70
Professional fees	174	146
Director fees	59	166
FDIC assessment	120	124
Insurance	73	52
Stationary and supplies	52	56
Loan collection costs	32	97
Expenses and write-downs related to foreclosed real estate	75	164
Other	361	374
Total Other Expenses	5,610	5,070

Income before Income Taxes	2,349	1,328
INCOME TAX EXPENSE	775	376
Net Income	$1,574	$952

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gains on available for sale securities arising during the period	$985	$316
Fair value adjustments on derivatives	(400)	-
Reclassification adjustment for net gain on securities transactions included in net income	(167)	(168)
Income tax related to items of other comprehensive income (loss)	(167)	(60)
Other comprehensive income, net of income taxes	251	88
Comprehensive income	$1,825	$1,040

EARNINGS PER SHARE
Basic	$0.34	$0.21
Diluted	$0.34	$0.21

SUSSEX BANCORP

COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES

(Dollars In Thousands)

(Unaudited)

	Three Months Ended March 31,
	2016			2015
	Average		Average	Average		Average
	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$30,236	$300	3.99%	$31,339	$312	4.04%
Taxable	69,870	376	2.16%	54,267	267	2.00%
Total securities	100,106	676	2.72%	85,606	579	2.74%
Total loans receivable (1) (4)	559,879	6,145	4.41%	470,870	5,172	4.45%
Other interest-earning assets	8,638	4	0.19%	7,118	4	0.23%
Total earning assets	668,623	6,825	4.11%	563,594	5,755	4.14%

Non-interest earning assets	38,701			41,353
Allowance for loan losses	(5,659)			(5,742)
Total Assets	$701,665			$599,205

Sources of Funds:
Interest bearing deposits:
NOW	$140,031	$71	0.20%	$128,160	$50	0.16%
Money market	29,951	28	0.38%	14,511	5	0.14%
Savings	138,528	70	0.20%	140,497	71	0.20%
Time	146,344	406	1.12%	112,067	290	1.05%
Total interest bearing deposits	454,854	575	0.51%	395,235	416	0.43%
Borrowed funds	75,965	437	2.31%	63,715	380	2.42%
Junior subordinated debentures	12,887	68	2.12%	12,887	53	1.67%
Total interest bearing liabilities	543,706	1,080	0.80%	471,837	849	0.73%

Non-interest bearing liabilities:
Demand deposits	98,264			71,695
Other liabilities	4,381			3,595
Total non-interest bearing liabilities	102,645			75,290
Stockholders' equity	55,314			52,078
Total Liabilities and Stockholders' Equity	$701,665			$599,205

Net Interest Income and Margin (5)		5,745	3.46%		4,906	3.53%
Tax-equivalent basis adjustment		(99)			(104)
Net Interest Income		$5,646			$4,802

(1)	Includes loan fee income
(2)	Average rates on securities are calculated on amortized costs
(3)	Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4)	Loans outstanding include non-accrual loans
(5)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets